Exhibit (d)


                              MANAGEMENT AGREEMENT

                        DREYFUS PREMIER OPPORTUNITY FUNDS
                                 200 Park Avenue
                            New York, New York 10166


                                                                April 17, 2000


The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

Dear Sirs:

     The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

     The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its investment adviser.

     In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

     Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with such Series' investment objectives and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise each Series' investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series' assets. You will furnish to the Fund such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting any Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

     In addition, you will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to each Series' stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of each Series' shares; and generally assist in all aspects of the Fund's operations. You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Fund. You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

     You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

     In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite a Series' name on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of a Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

     You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

     As to each Series, if in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Series, the Fund may deduct from the fees to be paid hereunder, or you will bear, such excess expense to the extent required by state law. Your obligation pursuant hereto will be limited to the amount of your fees hereunder. Such deduction or payment, if any, will be estimated daily, and reconciled and effected or paid, as the case may be, on a monthly basis.

     The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

     In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

     As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

     The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Dreyfus" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Dreyfus" in any form or combination of words.

     This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                     Very truly yours,

                                     DREYFUS PREMIER OPPORTUNITY FUNDS


                                     By:______________________________________


Accepted:

THE DREYFUS CORPORATION


By:__________________________________________________

                                   SCHEDULE 1


                                     Annual Fee
                                   as a Percentage
                                   of Average Daily
Name of Series                        Net Assets            Reapproval Date        Reapproval Date

Dreyfus Premier NexTech Fund              *                 April 17, 2002         April 17th



* See Schedule 1.1 hereto.

                                  SCHEDULE 1.1


The basic management fee is 1.50% of the Series' average daily net assets (the Basic Fee). The Basic Fee will be adjusted depending on the extent to which the investment performance of the Class of shares (the Measuring Class) expected to bear the highest total fund operating expenses, after expenses, exceeded or was exceeded by the percentage change in the investment record of the NASDAQ Composite Index (the NASDAQ), as delineated in the following table:


 PERCENTAGE POINT DIFFERENCE*
   BETWEEN PERFORMANCE OF
 MEASURING CLASS SHARES** AND       ADJUSTMENT TO 1.50%       ANNUAL FEE RATE
   NASDAQ COMPOSITE INDEX***             BASIC FEE              AS ADJUSTED

         +8                               +1.00%                     2.50%
         +7                               +.875%                    2.375%
         +6                                +.75%                     2.25%
         +5                               +.625%                    2.125%
         +4                                +.50%                     2.00%
         +3                               +.375%                    1.875%
         +2                                +.25%                     1.75%
         +1                               +.125%                    1.625%
          0                                    0                     1.50%
         -1                               -.125%                    1.375%
         -2                                -.25%                     1.25%
         -3                               -.375%                    1.125%
         -4                                -.50%                     1.00%
         -5                               -.625%                     .875%
         -6                                -.75%                      .75%
         -7                               -.875%                     .625%
         -8                               -1.00%                      .50%
--------------------------------

* Fractions of a percentage point will be rounded to the nearer whole point (to the higher whole point if exactly one-half).

** The Measuring Class is the class of Series' shares expected to bear the highest total fund operating expenses.

*** Measured over the performance period, which will be a twelve-month period from __________, 2000 through __________, 2001, and thereafter the period from __________, 2000 to the most recent month-end until __________, 2003, at which time the performance period will become a rolling 36-month period ending with the most recent calendar month.


For the period from ______, 2000 through ______, 2001, the Series will pay The Dreyfus Corporation a minimum fee, payable monthly equal to 0.50%, annualized, of the fund's average daily net assets. The fee will equal 1.50% annualized if the performance of the Measuring Class shares equals the performance of the NASDAQ and will be increased or decreased as described in the paragraph below. A maximum increase to 2.50%, annualized, would be payable if the investment performance of the Measuring Class shares exceeded the performance of the NASDAQ by eight or more percentage points for the performance period and a minimum fee of 0.50% would be payable if the performance of the NASDAQ exceeded the performance of the Measuring Class shares by eight or more percentage points for this period. Any such increased amount over the minimum fee shall not be payable to The Dreyfus Corporation before ______, 2001.

Beginning in ______, 2001 and for each month thereafter, the Basic Fee of 1.50%, annualized, of the Series' average daily net assets may be increased to as much as 2.50%, annualized, or decreased to as little as 0.50%, annualized, based on the performance of the Measuring Class shares in relation to the performance of the NASDAQ for the performance period. The performance period will be from ______, 2000 through the current calendar month. After the Series has had 36 full calendar months of operation, the performance period becomes a rolling 36-month period. The Basic Fee will be increased (or decreased) at the monthly rate of 1/12th of 0.125% depending on the extent, if any, by which the investment performance of the Measuring Class shares exceeds by (or is exceeded by) at least one percentage point (rounded to the higher whole point if exactly one-half) the performance of the NASDAQ for the performance period. The maximum increase or decrease in the Basic Fee for any month shall not exceed 1/12th of 1.00%.

Therefore, starting with ______, 2001, the maximum monthly fee is 2.50%, annualized, which shall be payable if the investment performance of the Measuring Class shares exceeded the performance of the NASDAQ by eight or more percentage points for the performance period. The minimum monthly fee is 0.50%, annualized, and shall be payable if the performance of the NASDAQ exceeded the investment performance of the Measuring Class shares by eight or more percentage points for the performance period.